FOR IMMEDIATE RELEASE

POLYMEDICA REACHES TENTATIVE SETTLEMENT WITH DEPARTMENT OF JUSTICE IN
PREVIOUSLY ANNOUNCED MEDICARE INVESTIGATION

Woburn, MA, November 3, 2004 — PolyMedica Corporation (NNM: PLMD) today announced that it has reached a tentative settlement of the previously disclosed Department of Justice investigation into the Company’s Medicare practices, subject to completion of negotiation and approval of a settlement agreement and corporate integrity agreement with the Department of Justice and Office of Inspector General of the Department of Health and Human Services. The Company admits no wrongdoing as part of the settlement and would make a single payment of $35 million to the U.S. Government. The Company is continuing to negotiate the terms of the settlement and corporate integrity agreements, and believes it will successfully negotiate the documentation required for a $35 million settlement.

Separately, based on discussions with the U.S. Attorney’s Office for the Southern District of Florida, the Company anticipates that the U.S. Attorney’s Office will not bring criminal charges against the Company.

Samuel L. Shanaman, PolyMedica’s Chairman, said, “It’s important to note that the agreements are still being negotiated and are subject to final approval by the OIG and DOJ. We accepted this settlement amount in an effort to reach a comprehensive settlement quickly and to avoid any further disruption, delay, uncertainty, inconvenience, and expense of protracted litigation of this matter. Over the past three years, the Company has committed itself to cooperating fully and openly with the Government’s investigation. Throughout this period we have worked with the Government to review our programs and policies as they relate to billing and claims documentation. Our goal is always to provide a high quality service to our patients and manage the administrative and billing components of the business appropriately. The Company now has in place a comprehensive compliance program that we believe could serve as a standard for the industry.”

Commenting on the tentative settlement, Patrick Ryan, the Company’s recently appointed CEO, said, “We felt it was important to provide our shareholders with a progress update. While the final agreements are still being negotiated, we believe that they will be approved by the OIG and DOJ. It is important for the Company and for our investors to put this matter behind us, so that we can focus all our energies on serving our patients and continuing to grow and develop our business.”

After consideration of amounts previously accrued, the Company will record a pre-tax charge of approximately $30 million in the quarter ended September 30, 2004 to fully reserve for the tentative settlement and the remaining settlement-related costs the Company expects to incur. After tax, the charge will amount to approximately $19 million, or about $0.68 per diluted share. The Company had previously established a $5.7 million reserve for estimated overpayments by Medicare.

About PolyMedica (www.polymedica.com)
PolyMedica is a rapidly growing national medical products and services company. The Company is best known through its Liberty brand name and innovative direct-to-consumer television advertising to seniors with diabetes and respiratory disease. Building on its technology-based operating platform and compliance management focus, PolyMedica continues to expand its product offerings and services in these chronic disease and other categories.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the successful negotiation of settlement documentation with the Department of Justice and Office of Inspector General, the Company’s continued compliance with government regulations and the terms of all settlement documentation, outcome of civil litigation related to the just-concluded government investigation, unanticipated regulatory changes, changes in Medicare reimbursement, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2004 and its Quarterly Report on Form 10-Q for the period ended June 30, 2004. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

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For additional information, contact:
Investors:	Media:
Fred (“Skip”) Croninger	Denise DesChenes / Jim Barron
PolyMedica Corporation	Citigate Sard Verbinnen
(781) 933-2020	(212) 687-8080